EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form F-4 of Anheuser-Busch InBev SA/NV of our report dated February 27, 2008, relating to the financial statements of Anheuser-Busch Inc. as of December 31, 2007 and 2006 and for the three years ended December 31, 2007. We also consent to the use in this Registration Statement of our report dated June 26, 2009, relating to the financial statement of Anheuser-Busch Inc. as of December 31, 2008, which is not separately presented in this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, MO
December 3, 2009